Exhibit 10.2

Execution Version

TALLGRASS PONY EXPRESS PIPELINE, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of September 1, 2014

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretative Matters	11

ARTICLE II ORGANIZATIONAL MATTERS		12
2.1	Formation and Duration of the Company	12
2.2	Second Amended and Restated Limited Liability Company Agreement	12
2.3	Name	12
2.4	Purpose; Powers	12
2.5	Principal Office; Registered Office	13
2.6	Foreign Qualification	13

ARTICLE III CAPITALIZATION; ADMISSION OF MEMBERS; CAPITAL ACCOUNTS		13
3.1	Capitalization	13
3.2	Admission of Members; Additional Members	14
3.3	Capital Accounts	14
3.4	Negative Capital Accounts	15
3.5	No Withdrawal	15
3.6	Loans From Unitholders	15
3.7	No Right of Partition	15
3.8	Interests Not Governed by UCC Article 8	15
3.9	Additional Capital Contributions	15

ARTICLE IV DISTRIBUTIONS		16
4.1	Distributions	16
4.2	Distributions to Operations	17
4.3	Successors	17
4.4	Distributions In-Kind	17

ARTICLE V ALLOCATIONS		17
5.1	Allocations	17
5.2	Special Allocations	17
5.3	Tax Allocations	19
5.4	Unitholders’ Tax Reporting	19
5.5	Indemnification and Reimbursement for Payments on Behalf of a Unitholder	19
5.6	Reimbursement of Operating Costs	20

ARTICLE VI RIGHTS AND DUTIES OF MEMBERS		20
6.1	Power and Authority of Members	20
6.2	Voting Rights	20
6.3	Liability of Unitholders	20
6.4	Meetings of Members	21
6.5	Approval Rights	22

ARTICLE VII MANAGEMENT OF THE COMPANY		23
7.1	Managing Member	23
7.2	Officers	23
7.3	Further Delegation of Authority	23

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7.4	Performance of Duties; Liability of Managing Member and Officers	24
7.5	Indemnification	24
7.6	Approved Budget	26

ARTICLE VIII TAX MATTERS		26
8.1	Tax Status	26
8.2	Preparation of Tax Returns	26
8.3	Tax Elections	26
8.4	Tax Controversies	26
8.5	Tax Allocations	27
8.6	Fiscal Year; Taxable Year	27

ARTICLE IX TRANSFER OF UNITS; SUBSTITUTE MEMBERS		27
9.1	Restrictions on Transfers	27
9.2	Void Transfers	27
9.3	Substituted Member	27
9.4	Effect of Transfer	27
9.5	Additional Transfer Restrictions	27
9.6	Effective Date	27

ARTICLE X DISSOLUTION AND LIQUIDATION		28
10.1	Dissolution	28
10.2	Liquidation and Termination	28
10.3	Complete Distribution	29
10.4	Cancellation of Certificate	29
10.5	Reasonable Time for Winding Up	29
10.6	Return of Capital	29
10.7	HSR Act	29

ARTICLE XI GENERAL PROVISIONS		29
11.1	Preemptive Rights	29
11.2	Books and Records	30
11.3	Reports	31
11.4	Power of Attorney	31
11.5	Amendments	31
11.6	Remedies	31
11.7	Successors and Assigns	31
11.8	Severability	31
11.9	Counterparts	32
11.10	Applicable Law	32
11.11	Addresses and Notices	32
11.12	Creditors	32
11.13	Waiver	32
11.14	Further Action	32
11.15	Entire Agreement	32
11.16	Delivery by Facsimile or Email	32
11.17	Survival	33

Schedule of Members

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TALLGRASS PONY EXPRESS PIPELINE, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company (the “Company”), executed and effective for tax purposes as of September 5, 2014, and effective for all other purposes as of September 1, 2014 (as applicable, the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by and among the Company, Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), and Tallgrass PXP Holdings, LLC, a Delaware limited liability company (“PXP Holdings”). Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

RECITALS:

WHEREAS, the Company was formed as a limited liability company under the Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware on September 8, 2011;

WHEREAS, Operations, as the Company’s sole member, entered into a First Amended and Restated Limited Liability Company Agreement with the Company on November 13, 2012 (such agreement, the “Existing Agreement”);

WHEREAS, the Company, Operations and Tallgrass Energy Partners, LP, a Delaware limited partnership (“TEP”), have entered into that certain Contribution and Transfer Agreement dated as of the date hereof (the “Contribution Agreement”), pursuant to which TEP, through its wholly owned subsidiary PXP Holdings, acquired a membership interest in the Company; and

WHEREAS, the Members desire to enter into this Agreement to amend and restated the Existing Agreement and to set forth the rights, powers and interests of the Members with respect to the Company and their Membership Interests therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. Sections 18-101, et seq., as amended.

“Additional Capital Contribution” means any Capital Contribution by Operations pursuant Section 3.9(a) or Section 3.9(b), if applicable.

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 3.2(b) by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Person’s Capital Account as of the end of any taxable year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Capital Account balance shall be (i) reduced for any items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” when used with reference to another Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a Member shall include all its partners, officers, employees and former partners in their capacities as such.

“Agreement” has the meaning set forth in the preamble.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not a Member.

“Available Cash” means, with respect to any Quarter ending prior to the dissolution of the Company:

(a) the sum of:

(i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the Managing Member so determines, all or any portion of any additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of distribution of Available Cash with respect to such Quarter, including cash on hand resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;

(b) the amount of any cash reserves established by the Managing Member (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures, for anticipated future credit needs of the Company Group, reserves for legal matters and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings) subsequent to such Quarter;

(ii) comply with applicable law or regulation or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or its Subsidiaries is a party or by which it is bound or its assets are subject; or

(iii) provide funds for Distributions under Article IV in respect of any one or more of the next four Quarters;

provided, however, that the Managing Member may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Company is unable to distribute the Quarterly Preference Amount on all Preferred Units, plus any payment pursuant to Section 4.1(a)(ii), Section 4.1(a)(iii) or Section 4.1(b)(ii), plus any Quarterly Preference Catch Up on all Common Units; and, provided further, that disbursements made by the Company or its Subsidiaries or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing Member so determines.

Notwithstanding the foregoing, (1) “Available Cash” with respect to the Quarter in which the dissolution of the Company occurs and any subsequent Quarter shall equal zero and (2) the Capital Contribution made by PXP Holdings on or prior to the date hereof shall not be included within the calculation of Available Cash.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (c) the failure of such Person to pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Budget” has the meaning set forth in Section 7.6.

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.3(a).

“Capital Contributions” means any cash, cash equivalents or, at the consent of the Managing Member, the Fair Market Value of other property that a Member contributes to the Company with respect to any Unit or other Equity Securities issued pursuant to Article III (net of liabilities assumed by the Company or to which such property is subject).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means a Unit having the rights and obligations specified with respect to Common Units in this Agreement.

“Common Unitholders” means the Unitholders holding an Economic Interest in Common Units.

“Company” has the meaning set forth in the preamble.

“Company Group” means the Company and its Subsidiaries.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations Section 1.704-2(d).

“Company Sale” means a transaction with any third Person which is not an Affiliate of the Company, or group of such third Persons acting in concert, pursuant to which such Person or Persons acquire, in any single transaction or series of related transactions, (a) Equity Securities of the Company possessing greater than 50% of the outstanding voting power of the Members or (b) all or substantially all of the Company Group’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, Transfer or redemption of the Company’s Equity Securities, by sale, exchange or Transfer of the Company Group’s consolidated assets or otherwise).

“Contribution Agreement” has the meaning set forth in the recitals.

“control” means, when used with reference to any Person, the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Conversion Date” means the day on which Distributions are made pursuant to Section 4.1(a) with respect to the Quarter ended September 30, 2015.

“Depreciation” has the meaning set forth in the definition of “Net Income” or “Net Loss” under paragraph (e) therein.

“Distribution” means each distribution after the Effective Date made by the Company to a Unitholder, whether in cash, property or securities of the Company, pursuant to, or in respect of, Article IV or Article X.

“Economic Interest” means the right to allocations of items of income, gain, loss, deduction, credit or similar items and the right to Distributions of cash and other property as provided in Article IV and Article X of this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case, except as expressly otherwise provided in this Agreement or required by the Act.

“Effective Date” has the meaning set forth in the preamble.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Unitholder or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Existing Agreement” has the meaning set forth in the recitals.

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as determined in good faith by the Managing Member.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, ending on December 31 of each calendar year.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied throughout the applicable periods both as to classification of items and amounts.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Unitholder to the Company shall be the gross Fair Market Value of such asset on the date of the contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times:

(i) the acquisition of an additional interest in the Company after the Effective Date by a new or existing Unitholder in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(ii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or a new Member acting in a “partner capacity,” or in anticipation of becoming a “partner” (in each case within the meaning of Regulations Section 1.704-1(b)(2)(iv)(d)).

(iii) the Distribution by the Company to a Unitholder of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(v) such other times as the Managing Member shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code;

(c) the Gross Asset Value of any Company asset distributed to a Unitholder shall be the gross Fair Market Value of such asset on the date of Distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Managing Member determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) with respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation rather than any other depreciation, amortization or other cost recovery method.

“HSR Act” has the meaning set forth in Section 10.7.

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (c) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (d) all obligations for which such Person is obligated pursuant to a guarantee, (e) the capitalized portion of lease obligations under capitalized leases, (f) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (g) the net obligations for which such Person is obligated pursuant to any hedging agreement or arrangement, (h) all obligations of such Person upon which interest charges are customarily paid or accrued and (i) all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness.

“Indemnitee” means (a) any Member, (b) any Person who is or was an Affiliate of a Member, (c) the Managing Member, (d) any Officer, (e) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Member or (ii) any Affiliate of any Member, (f) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a manager, managing member, general partner, director, officer, fiduciary or trustee of, or in any other comparable position of, any Other Enterprise; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Company and any of its Affiliates’ business and affairs. For purposes of this Agreement, the phrase “serving at the request of” includes any service requested by any of the aforementioned Persons, and specifically includes any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third Person of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) by a member of the Company Group made to maintain, over the long-term, the operating capacity or operating income of the Company Group. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Managing Member” means PXP Holdings, and any Successor in Interest to PXP Holdings that acquires all the Membership Interest held by PXP Holdings.

“Member” means each Person listed on the Schedule of Members attached hereto and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Member Minimum Gain, reduced (but not below zero (0)) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with Regulations Section 1.704-2(i)(2).

“Membership Interest” means, with respect to each Member, such Member’s Economic Interest and rights as a Member.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in such taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, with respect to a Company asset having a Gross Asset Value that differs from its adjusted basis for tax purposes, “Depreciation” with respect to such asset shall be computed by reference to the asset’s Gross Asset Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g); and

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Unitholder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

“Officers” has the meaning set forth in Section 7.2.

“Other Enterprise” means any other Person associated with the Company or any Affiliate of the Company whereby a Member or any Affiliate of any Member nominates, designates or appoints one or more individuals to act in relationship with such Person (including any trust or employee benefit plan associated with the Company or any Affiliate of the Company, and including any Person whereby a Member or any of Affiliate of any Member nominates, designates or appoints a director or similar officer or representative with respect to such Person).

“Omnibus Agreement” means that certain Omnibus Agreement dated May 17, 2013 by and among Tallgrass Development, LP, a Delaware limited partnership, TEP, Tallgrass MLP GP, LLC, a Delaware limited liability company, and Tallgrass Development GP, LLC, a Delaware limited liability company.

“Operating Costs” means all direct or indirect costs, expenses or liabilities incurred by members of the Company Group, by the Managing Member or its Affiliates or by Operations or its Affiliates relating to the management, conduct and operation of the Company Group’s business, including: (i) salary, bonus, incentive compensation, employment benefits and other amounts paid to any Person to perform services for the benefit of the Company Group; (ii) expenditures to Persons who provide goods or services to or on behalf of the Company Group; (iii) amounts incurred (including labor and overhead) to operate the assets owned by the Company Group; (iv) Maintenance Capital Expenditures; and (v) any other such cost, expense or liability allocated to the Company Group by the Managing Member. Amounts not directly incurred by a member of the Company Group shall be allocated among the members of the Company Group, the Managing Member and its Affiliates and Operations and its Affiliates as provided in Section 5.6.

“Operations” has the meaning set forth in the preamble.

“Operations Distribution Amount” means the excess of (x) the amount of the Capital Contribution made by or on behalf of PXP Holdings as of the Effective Date, over (y) the estimated amount of cash needed for the Company Group to complete the Pony Express Construction Activities (as determined as of the Effective Date).

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pony Express Construction Activities” means the engineering, procurement and construction activities with respect to the Pony Express Pipeline set forth on Exhibit C to the Contribution Agreement.

“Pony Express Pipeline” means (1) the approximately 690 mile crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, with delivery points at Ponca City Refinery and Deeprock in Cushing, (2) an approximate 66 mile lateral in Northeast Colorado that will commence in Weld County, Colorado and interconnect with the Pony Express mainline just east of Sterling, Colorado, as specifically described in the Amended and Restated Articles of Incorporation of Tallgrass Pony Express Pipeline (Colorado), Inc., as filed with the Colorado Secretary of State on June 17, 2014, and (3) 15 pump stations, together in all cases with associated rights of way and related equipment and assets.

“Preemptive Holder” has the meaning set forth in Section 11.1(a).

“Preemptive Offer” has the meaning set forth in Section 11.1(a).

“Preemptive Offer Period” has the meaning set forth in Section 11.1(a).

“Preemptive Securities” has the meaning set forth in Section 11.1(a).

“Preemptive Share” has the meaning set forth in Section 11.1(b).

“Preferred Unit” means a Unit having the rights and obligations specified with respect to Preferred Units in this Agreement.

“Preferred Unitholders” means the Unitholders holding an Economic Interest in Preferred Units.

“PXP Holdings” has the meaning set forth in the preamble.

“Quarter” means a fiscal quarter of the Company.

“Quarterly Preference Amount” means $16,650,000, or with respect to the period commencing on the Effective Date and ending on September 30, 2014, it means $5,429,348.

“Quarterly Preference Catch Up” means $33,350,000 or with respect to the period commencing on the Effective Date and ending on September 30, 2014, it means $10,875,000.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.2(g).

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 9.3 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or its Assignee and not from the Company.

“Successor in Interest” means any (a) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (b) assignee for the benefit of the creditors of, (c) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (d) other Transferee, executor, administrator, committee, legal representative or other successor or assign of, any Unitholder, whether by operation of law or otherwise (including any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or substantially all of the assets or Equity Securities of the Company and its Subsidiaries).

“Tax Matters Member” means the Member designated as the Tax Matters Member pursuant to Section 8.4.

“TEP” has the meaning set forth in the recitals.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law); provided that a collateral pledge of any Units by a Member to secure its obligations under the credit facilities to which such Member is a borrower, pledgor or guarantor shall not be deemed a Transfer hereunder. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Unit” has the meaning set forth in Section 3.1(a).

“Unitholder” means a Member or Assignee that holds an Economic Interest in any of the Units.

“Unreturned Additional Capital Contributions” means, as of any date of determination with respect to each holder of Common Units, an amount equal to the excess, if any, of (x) the aggregate Additional Capital Contributions made by such Unitholder pursuant to Section 3.9(a), over (y) the aggregate amount of distributions previously made to such Unitholder pursuant to Section 4.1(a)(iii) and Section 4.1(b)(ii).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Members; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

1.2 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” or “dollars” means the lawful currency of the United States of America;

(k) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation and Duration of the Company. The Company was formed on September 8, 2011 as a limited liability company pursuant to the provisions of the Act and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Article X.

2.2 Second Amended and Restated Limited Liability Company Agreement. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. This Agreement shall amend and restate the terms and conditions of the Existing Agreement. During the term of the Company set forth in Section 2.1, the rights, powers, duties, obligations and liabilities of the Unitholders shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Unitholders are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.3 Name. The name of the Company shall be “Tallgrass Pony Express Pipeline, LLC”. The Managing Member may change the name of the Company at any time and from time to time. Prompt notification of any such change shall be given to all Members. The Company’s business may be conducted under its name or any other name or names deemed advisable by the Managing Member.

2.4 Purpose; Powers.

(a) General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(b) Company Action. Subject to the provisions of this Agreement and except as prohibited by applicable law, (i) the Managing Member may cause the Company to enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member, and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

2.5 Principal Office; Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The principal office of the Company shall be located at 4200 W. 115th Street, Suite 350, Leawood, Kansas, 66211, and may be any such other place as the Managing Member may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may maintain offices at such other place or places as the Managing Member deems advisable. Prompt notice of any change in the principal office shall be given to all Members.

2.6 Foreign Qualification. The Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction where its assets or operations require it to be so qualified.

ARTICLE III

CAPITALIZATION; ADMISSION OF MEMBERS; CAPITAL ACCOUNTS

3.1 Capitalization.

(a) Units; Initial Capitalization. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by units of limited liability company interest (each a “Unit”). The Company shall have two (2) authorized classes of Units, consisting of 6,000,000 Units designated as Preferred Units and, 12,000,000 Units designated as Common Units. Subject to this Section 3.1(a) and Section 3.1(b), the Company has issued as of the Effective Date 6,000,000 Preferred Units and 12,000,000 Common Units. Contemporaneously with the execution of this Agreement, PXP Holdings has made an initial Capital Contribution to the Company in the amount of $570,000,000. The ownership by a Unitholder of Units shall invest such Unitholder with the Economic Interest therein (except to the extent Transferred to an Assignee). For purposes of this Agreement, Units held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Units, and all Units shall be rounded to the fourth decimal place.

(b) Issuance of Additional Units. Subject to the provisions of Section 6.5, the Managing Member, with the prior written consent of all of the Members, shall have the right to cause the Company to issue at any time after the Effective Date, and for such amount and form of consideration as the Managing Member may determine, (i) additional Units (of existing classes or new classes) or other Equity Securities of the Company (including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the Managing Member), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other Equity Securities of the Company and (iii)

warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities of the Company, and in connection therewith, and, subject to the provisions of Section 6.5, the Managing Member shall have the power to make such amendments to this Agreement as the Managing Member in its sole discretion deems necessary or appropriate to give effect to such additional issuance, provided such additional issuance has been approved by all of the Members.

(c) Conversion of Preferred Units. On the Conversion Date, each Preferred Unit issued and outstanding immediately prior to the Conversion Date shall automatically convert into, and be reclassified as, a Common Unit on a one-for-one basis, and the Company shall update the Schedule of Members accordingly.

3.2 Admission of Members; Additional Members.

(a) Schedule of Members. The Company shall maintain and keep at its principal executive office a Schedule of Members on which it shall set forth the name and address of each Member and the number of Units of each class owned by each Member.

(b) Additional Members. The Managing Member shall have the right to admit Additional Members, subject to the prior written consent of all of the Members. A Person may be admitted to the Company as an Additional Member upon furnishing to the Managing Member (i) a joinder agreement, in form satisfactory to the Managing Member, pursuant to which such Person agrees to be bound by all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Managing Member may deem appropriate). Such admission shall become effective on the date on which the Managing Member determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member, the Schedule of Members attached hereto shall be amended to reflect the name, address and Units and other interests in the Company of such Additional Member.

3.3 Capital Accounts.

(a) The Company shall maintain a separate capital account for each Unitholder according to the rules of Regulations Section 1.704-1(b)(2)(iv) (each a “Capital Account”). The Capital Account of each Unitholder shall be credited initially with an amount equal to such Unitholder’s cash contributions and the Fair Market Value of property contributed to the Company by the Unitholder (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to).

(b) The Capital Account of each Unitholder shall (i) be credited with all Income allocated to such Unitholder pursuant to Section 5.1 and Section 5.2, and with the amount equal to such Unitholder’s cash contributions and the Fair Market Value of property contributed to the Company by the Unitholder (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to) following the Effective Date, and (ii) be debited with all Loss allocated to such Unitholder pursuant to Section 5.1 and Section 5.2, and with the amount of cash and the Gross Asset Value of any property (net of liabilities assumed by such Unitholder and liabilities to which such property is subject) distributed by the Company to such Unitholder.

(c) The Company may, upon the occurrence of the events specified in Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts of the Unitholders in accordance with the rules of such Regulations and Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

3.4 Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance that may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution and termination of the Company).

3.5 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.6 Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.7 No Right of Partition. No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to Distributions of specific assets of the Company or any of its Subsidiaries.

3.8 Interests Not Governed by UCC Article 8. Units are not securities governed by Article 8 of the Delaware Uniform Commercial Code and are not to be certificated.

3.9 Additional Capital Contributions.

(a) From and after the Effective Date and during the period ending on the day on which Distributions are made pursuant to Section 4.1(a) with respect to the Quarter ended September 30, 2015, if the Available Cash as of such time with respect to any Quarter ending on or prior to September 30, 2015 is less than the Quarterly Preference Amount (as determined before any Capital Contribution is to be made pursuant to this Section 3.9(a) with respect to such time), Operations shall make a Capital Contribution in cash in an amount equal to the excess, if any, of the Quarterly Preference Amount over the Available Cash (as determined before any Capital Contribution is to be made pursuant to this Section 3.9(a) with respect to such time) such that, at the time of the Distribution with respect to such Quarter pursuant to Section 4.1(a)(i) (after giving effect to any Capital Contribution made pursuant to this Section 3.9(a)), the amount of Available Cash is equal to the Quarterly Preference Amount.

(b) From and after the Effective Date, PXP Holdings shall have no obligation to make any additional Capital Contribution to the Company to complete the Pony Express Construction Activities. If, after the Effective Date, the Company is in need of additional capital to complete the Pony Express Construction Activities, Operations shall have the sole obligation to make one or more Additional Capital Contributions in the amount necessary to enable completion of the Pony Express Construction Activities, as reasonably determined by the Managing Member.

(c) No Additional Capital Contribution by Operations in accordance with this Section 3.9 shall result in the issuance of additional Units to Operations or dilute PXP Holdings’ then-existing Membership Interest.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions.

(a) On and prior to the Conversion Date, within 45 days following the end of each Quarter, the Managing Member shall determine the amount of Available Cash with respect to such Quarter, and an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed as follows:

(i) first, 100 percent to the Preferred Unitholders in proportion to the number of Preferred Units then held by each such Unitholder, to the extent of the Quarterly Preference Amount;

(ii) second, 100 percent to the holders of Common Units in proportion to the number of Common Units then held by each such Unitholder, to the extent of the Quarterly Preference Catch Up;

(iii) third, 100 percent to the holders of Common Units in proportion to, and to the extent of, such Unitholders’ Unreturned Additional Capital Contributions; and

(iv) thereafter, to the Unitholders in proportion to the number of Units then held by each such Unitholder.

(b) Following the Conversion Date, within 45 days following the end of each Quarter, the Managing Member shall determine the amount of Available Cash with respect to such Quarter, and an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed as follows:

(i) first, to the Unitholders in proportion to the number of Units then held by each such Unitholder until the aggregate amount of distributions pursuant to this Section 4.1(b)(i) equals $50,000,000;

(ii) second, 100 percent to the Common Unitholders that were Common Unitholders immediately prior to the Conversion Date in proportion to, and to the extent of, such Unitholders’ Unreturned Additional Capital Contributions; and

(iii) thereafter, to the Unitholders in proportion to the number of Units held by each such Unitholder.

4.2 Distributions to Operations. Notwithstanding Section 4.1 and the other provisions hereof, the Company shall make the Distributions to Operations described in this Section 4.2.

(a) Immediately following the receipt by the Company of the Capital Contribution made by PXP Holdings as of the Effective Date, the Company shall distribute to Operations or its designee(s) the Operations Distribution Amount.

(b) Promptly following completion of the Pony Express Construction Activities, the Company shall distribute to Operations or its designee(s) the excess, if any, of (x) the estimated amount of cash needed for the Company Group to complete the Pony Express Construction Activities (as determined as of the Effective Date), over (y) the amount actually spent or disbursed by or on behalf of the Company after the Effective Date to complete the Pony Express Construction Activities.

4.3 Successors. For purposes of determining the amount of Distributions, each Unitholder shall be treated as having received the Distributions received by its predecessors in respect of any of such Unitholder’s Units.

4.4 Distributions In-Kind. To the extent that the Company distributes property in-kind to the Unitholders, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1 or Section 4.2 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Unitholders’ Capital Accounts in accordance with Section 5.1 and Section 5.2.

ARTICLE V

ALLOCATIONS

5.1 Allocations. Except as otherwise provided in Section 5.2, Net Income and Net Loss (and, if necessary, individual items of Income and Loss) shall be allocated annually (and at such other times as the Managing Member determines) to the Unitholders in such manner that the Capital Account balance of each Unitholder shall, to the greatest extent possible, be equal to the amount, positive or negative, that would be distributed to such Unitholder (in the case of a positive amount) or for which such Unitholder would be liable to the Company under this Agreement (in the case of a negative amount), if (a) the Company were to sell the assets of the Company for their Gross Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Company were to distribute the proceeds of sale pursuant to Section 4.1 and Section 4.1 and (d) the Company were to dissolve pursuant to Article X, minus such Unitholder’s share of Company Minimum Gain or Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

5.2 Special Allocations.

(a) Loss attributable to Member Nonrecourse Debt shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a taxable year in Member Minimum Gain, Income for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Unitholders in the amounts and of such character as is determined according to Regulations Section 1.704-2(i)(4). This Section 5.2(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(b) Except as otherwise provided in Section 5.2(a), if there is a net decrease in Company Minimum Gain during any taxable year, each Unitholder shall be allocated Income for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as is determined according to Regulations Section 1.704-2(f). This Section 5.2(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any taxable year, computed after the application of Section 5.2(a) and Section 5.2(b) but before the application of any other provision of Section 5.1, Section 5.2 and Section 5.3, then Income for such taxable year shall be allocated to such Unitholder in an amount and manner sufficient to eliminate the deficit balance as quickly as possible. This Section 5.2(c) is intended to be a “qualified income offset” provision as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable. Nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) shall be allocated to the Members in proportion to the number of Units held by each such Unitholder.

(e) No Member shall be allocated Net Loss in any Fiscal Year which would create or increase an Adjusted Capital Account Deficit. Net Loss which would be allocated to a Member but for the preceding sentence shall be reallocated among the Members in the ratio of the number of Units then held by each but only to the extent that the Net Loss does not cause any Member to have an Adjusted Capital Account Deficit.

(f) Income and Loss described in clause (d) of the definition of Gross Asset Value shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(g) The allocations set forth in Section 5.2(a) through Section 5.2(f) inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Income and Loss of the Company or to make Distributions. Accordingly, notwithstanding the other provisions of Section 5.1, Section 5.2 and Section 5.3, but subject to the Regulatory Allocations, items of Income and Loss of the Company shall be allocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Income and Loss had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this shall be accomplished by specially allocating other Income and Loss among the Unitholders so that the net amount of Regulatory Allocations and such special allocations to each such Unitholder is zero.

5.3 Tax Allocations.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Unitholders in accordance with the allocation of such income, gains, losses and deductions among the Unitholders for purposes of computing their Capital Accounts, and each tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or Section 5.2; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value using the remedial allocation method described in Regulations Section 1.704-3(d).

(c) If the Gross Asset Value of any Company asset is adjusted pursuant to the requirements of Regulations Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c).

(d) Pursuant to Regulations Section 1.1245-1(e), to the extent the Company recognizes gain as a result of a sale, exchange or other disposition of Company assets which is taxable as recapture income under Sections 1245 or 1250 of the Code or unrecaptured Section 1250 gain under Section 1(h) of the Code, such recapture income shall be allocated among the Members in the same proportion as the depreciation and amortization giving rise to such recapture income was allocable among the Members. In no event, however, shall any Member be allocated recapture income hereunder in excess of the amount of gain allocated to the Member under this Agreement. Any recapture income that is not allocated to a Member due to the gain limitation described in the previous sentence shall be allocated among those Members whose shares of total gain on the sale, exchange or other disposition of the property exceed their share of depreciation and amortization attributable to Company assets, in proportion to their relative shares of the total allocable gain.

(e) Allocations pursuant to this Section 5.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Income, Loss, Distributions or other Company items pursuant to any provision of this Agreement.

5.4 Unitholders’ Tax Reporting. The Unitholders acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

5.5 Indemnification and Reimbursement for Payments on Behalf of a Unitholder. If the Company is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Unitholder or a Unitholder’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Unitholder shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.5. A Unitholder’s obligation to indemnify the Company under this Section 5.5 shall survive termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 5.5, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 10 percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law).

5.6 Reimbursement of Operating Costs. The Managing Member will not be compensated for its services as the Managing Member. The Company shall, and shall cause members of the Company Group to, reimburse the Managing Member, Operations and their respective Affiliates on a monthly basis, or such other basis as the Managing Member may determine, for all Operating Costs they incur or pay on behalf of the Company Group. With respect to all Operating Costs that are not directly incurred by a member of the Company Group, the Managing Member shall determine the allocation of Operating Costs among the Company Group, the Managing Member, Operations and their respective Affiliates based on the methodology generally used by the Managing Member and its Affiliates to allocate overhead costs and expenses to their Affiliates.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

6.1 Power and Authority of Members. Unless delegated such power in accordance with Section 7.2 or Section 7.3, no Member (other than the Managing Member in its capacity as Managing Member) shall, in its capacity as such, have the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company, or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Managing Member of the powers and rights conferred on it by the Act and by this Agreement.

6.2 Voting Rights. Except as otherwise provided in this Section 6.2, as specifically set forth in this Agreement or as otherwise required by applicable law, Members holding Preferred Units and Common Units shall vote together as a single class, and a Member shall be entitled to one (1) vote for each Preferred Unit and one (1) vote for each Common Unit held by such Member in connection with all matters to be voted upon by the Members of the Company (without prejudice to any consent rights that the holders of such Units have expressly been granted under this Agreement).

6.3 Liability of Unitholders.

(a) No Personal Liability. Except as otherwise required by applicable law or as expressly set forth in this Agreement, no Unitholder shall have any personal liability whatsoever in such Unitholder’s capacity as a Unitholder, whether to the Company, to any of the other Unitholders, to the creditors of the Company or to any other third Person for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (including those arising as a Unitholder or an equityholder, an owner or a shareholder of another Person). Each Unitholder shall be liable only to make such Unitholder’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Return of Distributions. Under the Act, a Unitholder of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such Unitholder. It is the intent of the Unitholders that no Distribution to any Unitholder pursuant to Article IV or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Act, and the Unitholders agree that each such Distribution shall constitute a compromise of the Unitholders within the meaning of Section 18-502(b) of the Act, and the Unitholder receiving such Distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein. If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Unitholder is obligated to make any such payment, such obligation shall be the obligation of such Unitholder and not of the other Unitholders.

6.4 Meetings of Members.

(a) Special Meetings. Special meetings of Members may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by any Member.

(b) Notice. Whenever Members (or any class of Members) are required or permitted to take action at a meeting, written, printed or electronic (whether by e-mail or facsimile) notice stating the place, date, time and the purpose or purposes, of such meeting, shall be given to each Member entitled to vote at such meeting not less than five (5) nor more than thirty (30) calendar days before the date of the meeting. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(c) Quorum. Members holding 100% of each class or classes of Units entitled to vote, present in person, shall constitute a quorum at all meetings of the Members, and Members holding 100% of the Units of any class, present in person, shall constitute a quorum at all meetings of such class.

(d) Vote Required. When a quorum is present, the affirmative vote of all of the Members present in person at a duly called meeting and entitled to vote on the subject matter shall be the act of the Members. Where a separate vote by class of Units is required, the affirmative vote of the Members holding 100% of the interests of such class present in person at the meeting of such class shall be the act of such class.

(e) Action by Written Consent. Any action required to be taken at any special meeting of Members, or at any meeting of any class of Members, or any action that may be taken at any special meeting of such Members or class of Members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the Members who signed the consent or consents, shall be signed by all of the Members and shall be delivered to the Company by delivery to the Company’s principal place of business, or an officer or agent of the Company having custody of the book or books in which proceedings of meetings of the Members are recorded. Any action taken pursuant to such written consent or consents of the Members or any class of Members shall have the same force and effect as if taken by the Members at a meeting of the Members or the Members of such class.

(f) Record Dates. For purposes of determining the Members entitled to notice of or to vote at a meeting of Members or any class of Members or to give written consent without a meeting, the Managing Member may set a record date, which shall not be less than two (2) nor more than sixty (60) calendar days before (i) the date of the meeting or (ii) in the event that approvals are sought without a meeting, the date by which Members are requested in writing by the Managing Member to give such approvals.

(g) Telephonic Participation. Members may participate in and act at any meeting of Members through the use of a conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting pursuant to this Section 6.4(g) shall constitute presence in person at such meeting.

6.5 Approval Rights. Notwithstanding any other provision of this Agreement, the Company and the Managing Member shall not, and shall take all action possible to ensure that each Subsidiary of the Company shall not, without the prior written consent of all of the Members (which consent may be withheld in each Member’s sole discretion):

(a) amend the Company’s certificate of formation or this Agreement, or the formation or governing documents of any of the Company’s Subsidiaries;

(b) redeem, acquire or otherwise purchase any Unit or other Equity Security of the Company;

(c) commence a Bankruptcy with respect to, or wind-up or dissolve the Company or any of its Subsidiaries;

(d) change or extend the nature or scope of the Company’s business;

(e) make or amend any material tax election;

(f) enter into, amend or modify any transaction with Affiliate(s);

(g) allow to occur a Company Sale, merge or consolidate with or into another Person, or enter into any other business combination (except, in the case of any Subsidiary of the Company, with another Subsidiary of the Company);

(h) enter into, amend or modify any material joint ventures or farmout agreements, except as contemplated by the Budget;

(i) acquire, for the Company or any of its Subsidiaries, assets in excess of $25,000,000 in any single transaction or series of related transactions, except as contemplated by the Budget;

(j) make any investments in any Person in excess of $25,000,000, except as contemplated by the Budget;

(k) dispose of assets of the Company Group in excess of $25,000,000 in any single transaction or series of related transactions, except as contemplated by the Budget;

(l) authorize or issue any Equity Security;

(m) incur any Indebtedness or issue any debt security (other than pursuant to the Budget);

(n) approve, amend or, in any material respect, deviate from the Budget (including with respect to operating expenditures, capital expenditures or commodity hedging);

(o) other than Distributions under Section 4.1 or Section 4.2, authorize, declare or pay any Distribution;

(p) change the independent auditors of the Company and its Subsidiaries; or

(q) agree to do any of the foregoing.

ARTICLE VII

MANAGEMENT OF THE COMPANY

7.1 Managing Member. All power and authority to manage and control the business and affairs of the Company shall be exclusively vested in the Managing Member, except as otherwise expressly provided in this Agreement. The Managing Member shall have the full power and authority on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company contemplated by Section 2.4 and to perform all acts that the Managing Member may deem necessary, advisable or incidental thereto in connection therewith.

7.2 Officers. The Company shall have such individuals as officers (“Officers”) as may be appointed by the Managing Member. The Officers of the Company may consist of Chief Executive Officer, President, Chief Financial Officer, one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, or such other Officers as may be appointed by the Managing Member. One person may hold, and perform the duties of, any two or more of such offices. Compensation of Officers shall be fixed by the Managing Member from time to time. Any Officer may be removed, with or without cause, at any time by the Managing Member. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. No Officer need be a Member. Subject to the other provisions of this Agreement, the Managing Member shall determine the scope of authority of any Officer in its sole discretion, provided that unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title will constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made by the Managing Member from time to time. Any delegation pursuant to this Section 7.2 may be revoked at any time and for any reason or no reason by the Managing Member. The individuals serving as Officers of the Company immediately prior to the Effective Date shall remain in such capacity as the Officers of the Company as of the Effective Date.

7.3 Further Delegation of Authority. The Managing Member may, from time to time, delegate to any Person (including any Member or Officer) such authority and powers to act on behalf of the Company as it shall deem advisable in its sole discretion. Any delegation pursuant to this Section 7.3 may be revoked at any time and for any reason or no reason by the Managing Member.

7.4 Performance of Duties; Liability of Managing Member and Officers.

(a) In performing its duties, each of the Managing Member and the Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries or any facts pertinent to the existence and amount of assets from which Distributions to Unitholders might properly be paid), of the following other Persons or groups: (a) one or more Officers or employees of the Company or any of its Affiliates, (b) any attorney, independent accountant or other Person employed or engaged by the Company or any of its Affiliates, or (c) any other Person who has been selected with reasonable care by or on behalf of the Company or any of its Affiliates, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No individual who is an Officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being an Officer.

(b) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Indemnitee. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Indemnitee to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee. Whenever in this Agreement an Indemnitee is permitted or required to make a decision (including a decision that is in such Indemnitee’s “discretion” or under a grant of similar authority or latitude), the Indemnitee shall be entitled to consider only such interests and factors as such Indemnitee desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement an Indemnitee is permitted or required to make a decision in such Indemnitee’s “good faith,” the Indemnitee shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

7.5 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless the Indemnitees from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, penalties, interest, settlements and other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, regardless of whether an

Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, unless it is determined in a final and non-appealable judgment by a court of competent jurisdiction that such Indemnitee, with respect to the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, acted in bad faith or engaged in fraud or willful misconduct, or, with respect to any criminal proceeding, that such Indemnitee had knowledge that his, her or its conduct was unlawful.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 7.5(a) shall, from time to time, be advanced by the Company prior to the final and non-appealable disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.5. Notwithstanding the foregoing, the Company shall not be obligated to advance any expenses to the Indemnitee pursuant to this Section 7.5 if the Managing Member reasonably determines in good faith, within 30 days of the Indemnitee’s request to be advanced expenses pursuant to this Section 7.5, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, with respect to any criminal proceeding, that such Indemnitee had reasonable cause to believe that his, her or its conduct was unlawful.

(c) The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Managing Member, as a matter of law or equity, under this Agreement, any other agreement, or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee. The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.

(d) The Company may purchase and maintain directors’ and officers’ insurance or similar coverage for its Managing Member, Officers or such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement, in such amounts and with such deductibles or self-insured retentions as determined in the sole discretion of the Managing Member.

(e) Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be personally liable for indemnification under this Section 7.5 and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) Subject to Section 7.5(c), the provisions of this Section 7.5 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 7.5 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.6 Approved Budget. The Managing Member shall prepare a proposed operating budget and a proposed capital budget for the Company (collectively, the “Budget”) for each calendar year and shall submit such proposed operating budget to the other Members for the forthcoming budget period, not later than fifteen (15) days prior to the end of each calendar year. No Budget shall become effective without the prior approval of all of the Members.

ARTICLE VIII

TAX MATTERS

8.1 Tax Status. The Unitholders intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

8.2 Preparation of Tax Returns. The Tax Matters Member shall arrange for the preparation and timely filing of all returns required to be filed by the Company. Each Member will upon request supply to the Tax Matters Member all pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s returns to be prepared and filed.

8.3 Tax Elections. The taxable year shall be the Fiscal Year unless the Managing Member shall determine otherwise in compliance with applicable laws. The Company shall make the election described in Code Section 754 with respect to the first taxable year of the Company. Subject to the approval rights set forth in Section 6.5, the Tax Matters Member shall determine whether to make or revoke any other available election pursuant to the Code. Each Member will upon request supply any information necessary to give proper effect to such election.

8.4 Tax Controversies. The Managing Member is hereby designated as the Tax Matters Member and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate reasonably with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Members shall keep the Members reasonably informed of the progress of any examinations, audits or other proceedings, and shall provide the Members with information on a full and timely basis.

8.5 Tax Allocations. All matters concerning allocations for United States federal, state, and local and non-United States income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined in good faith by the Tax Matters Member.

8.6 Fiscal Year; Taxable Year. Each of the Fiscal Year and the taxable year of the Company shall end on December 31 of each calendar year; provided that the taxable year of the Company shall end on a different date if necessary to comply with Section 706 of the Code.

ARTICLE IX

TRANSFER OF UNITS; SUBSTITUTE MEMBERS

9.1 Restrictions on Transfers. Except for the restrictions on Transfer applicable to Operations under Article V of the Omnibus Agreement and as set forth in this Article IX, the Units are freely transferable.

9.2 Void Transfers. To the greatest extent permitted by the Act and other applicable law, any Transfer by any Member of any Units or other interest in the Company in contravention of this Agreement shall be void and ineffective and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, the purported Transferee shall have no right to any profits, losses or Distributions of the Company or any other rights of a Member.

9.3 Substituted Member. Each Person to whom any Unit is Transferred in accordance with the provisions of this Article IX shall agree in writing to be bound by the provisions of this Agreement as a holder of such Units. Upon such agreement, such Person shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit, and the Schedule of Members attached hereto shall be amended to reflect the name, address and Units of such Substituted Member and to eliminate the name and address of and other information relating to the Transferee with regard to the Transferred Units.

9.4 Effect of Transfer. Following a Transfer of any Unit that is permitted under this Article IX, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions received in respect of, such Unit, and shall receive allocations and Distributions under Article IV and Article X in respect of such Unit as if such Transferee were a Member.

9.5 Additional Transfer Restrictions. Notwithstanding any other provisions of this Article IX, no Transfer of Units or any other interest in the Company may be made unless in the opinion of counsel (who may be counsel for the Company), satisfactory in form and substance to the Managing Member and counsel for the Company (which opinion requirement may be waived, in whole or in part, at the sole discretion of the Managing Member), such Transfer would not (a) violate any federal securities laws or any state securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the interest to be Transferred, (b) cause the Company to be required to register as an “investment company” under the United States Investment Company Act of 1940, or (c) cause the Company to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)).

9.6 Effective Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of this Agreement.

ARTICLE X

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members. Subject to Section 6.5, the Company shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a) the vote or consent of all of the Members to dissolve the Company; or

(b) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as otherwise set forth in this Section 10.1, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

10.2 Liquidation and Termination.

(a) On the dissolution of the Company, the Managing Member shall act as liquidator or (in its sole discretion) may appoint one (1) or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(i) the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(ii) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 10.2(a)(i), all remaining assets of the Company shall be distributed in accordance with Section 4.1 and Section 4.2, after giving effect to all prior Distributions, and a final allocation of all items of income, gain, loss and expense shall be made in such a manner that, immediately before distribution of such remaining assets, the balance of each Unitholder’s Capital Account shall be equal to the respective net amounts, positive or negative, that would be distributed to such Unitholder or for which such Unitholder would be liable to the Company as provided herein and in the Act.

10.3 Complete Distribution. The distribution to a Unitholder in accordance with the provisions of Section 10.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company’s property and constitutes a compromise to which all Unitholders have consented within the meaning of the Act.

10.4 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

10.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from Company assets).

10.7 HSR Act. Notwithstanding any other provision in this Agreement, in the event that the Hart-Scott-Rodino Antitrust Improvements Act of l976 (the “HSR Act”) is applicable to any Unitholder by reason of the fact that any assets of the Company shall be distributed to such Unitholder in connection with the dissolution of the Company, the dissolution of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Unitholder.

ARTICLE XI

GENERAL PROVISIONS

11.1 Preemptive Rights.

(a) Subject to Section 6.5(l), the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Equity Securities or debt securities of the Company (collectively, the “Preemptive Securities”) unless the Company shall have first offered to sell to each Member holding Preferred Units and Common Units (each a “Preemptive Holder”) such Preemptive Holder’s Preemptive Share of the Preemptive Securities, at a price and on such other terms as shall have been specified by the Company in writing delivered to each such Preemptive Holder (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least ten (10) calendar days from the date it is delivered by the Company (the “Preemptive Offer Period”). Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder’s Preemptive Share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company as soon as practical but in any event within the Preemptive Offer Period; provided that if the Company is issuing Equity Securities together as a unit with any debt securities or other Equity Securities, then any Preemptive Holder who elects to purchase the Preemptive Securities pursuant to this Section 11.1 must purchase the same proportionate mix of all of such securities.

(b) Each Preemptive Holder’s “Preemptive Share” of Preemptive Securities shall be a number of such Preemptive Securities multiplied by a fraction, the numerator of which is the number of Preferred Units and Common Units held by such Preemptive Holder and the denominator of which is the number of Preferred Units and Common Units outstanding prior to the issuance of the Preemptive Securities.

(c) Upon the expiration of the Preemptive Offer Period, the Company shall be entitled to sell such Preemptive Securities which the Preemptive Holders have not elected to purchase during the 120-calendar days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Preemptive Holders. Any Preemptive Securities to be sold by the Company after such 120-calendar day period must be reoffered to the Preemptive Holders pursuant to the terms of this Section 11.1.

(d) The provisions of this Section 11.1 shall not apply to the following issuances of Equity Securities:

(i) securities issued in connection with acquisitions or commercial borrowings or leasing;

(ii) securities issued upon conversion of convertible or exchangeable securities of the Company that are outstanding on the Effective Date or were not issued in violation of this Section 11.1; and

(iii) a subdivision of Units (including any Unit dividend or Unit split), any combination of Units (including any reverse Unit split) or any recapitalization, reorganization or reclassification of the Company.

(e) The preemptive rights granted in this Section 11.1 shall terminate upon the consummation of a Company Sale.

11.2 Books and Records. The Company shall keep (a) correct and complete books and records of account, including annual audited financial statements and unaudited monthly and quarterly financial statements, and annual business plans showing quarterly projected financial statements, (b) minutes of the proceedings of meetings of the Members and the Managing Member, and (c) a current list of the Officers and their residence addresses. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. Any Member or any of their respective designated representatives, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose any of the foregoing books, minutes or records; provided, that for purposes of this sentence, a proper purpose shall mean any purpose reasonably related to such Person’s interest as a Member. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the Member. The demand shall be directed to the Company at its registered office in the State of Delaware or at its principal place of business.

11.3 Reports. The Company shall endeavor to deliver or cause to be delivered within forty-five (45) days after the end of each Fiscal Year, to each Person that was a Member at any time during such Fiscal Year, all information necessary for the preparation of such Person’s United States federal and state income tax returns.

11.4 Power of Attorney. Each Member hereby constitutes and appoints the Managing Member and the liquidators, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof that the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Managing Member or the liquidators deem appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article III or Article IV. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

11.5 Amendments. This Agreement may be amended, modified, or waived by the Managing Member with the prior written consent of all of the Members, except that the amendment of the Schedule of Members to reflect changes permitted by and in accordance with this Agreement shall not require the consent of any Member.

11.6 Remedies. Each Unitholder shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

11.7 Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.9 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one (1) of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

11.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.11 Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by email or facsimile to the recipient, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth on the Schedule of Members attached hereto, or in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Managing Member or the Company shall be deemed given if received by the Managing Member at the principal office of the Company designated pursuant to Section 2.5.

11.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

11.13 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

11.14 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

11.15 Entire Agreement. This Agreement and the Contribution Agreement embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

11.16 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

11.17 Survival. Sections 5.4, 5.5, 6.3, 7.5, 8.4, 11.16, and 11.17 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Company.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

TALLGRASS OPERATIONS, LLC

By:	/s/ David G. Dehaemers, Jr.
	Name:	David G. Dehaemers, Jr.
	Title:	President and Chief Executive Officer

TALLGRASS PXP HOLDINGS, LLC

By:	/s/ David G. Dehaemers, Jr.
	Name:	David G. Dehaemers, Jr.
	Title:	Chief Executive Officer

TALLGRASS PONY EXPRESS PIPELINE, LLC

By:	/s/ David G. Dehaemers, Jr.
	Name:	David G. Dehaemers, Jr.
	Title:	Chief Executive Officer

SCHEDULE OF MEMBERS

Name and Address of Member	Number of Preferred Units	Number of Common Units
Tallgrass Operations, LLC c/o Tallgrass Development, LP 4200 W. 115th Street, Suite 350 Leawood, Kansas 66211 Attention: General Counsel Tel: (913) 928-6010 Fax: (913) 928-6011 with a copy, which shall not constitute notice, to: Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Attention: Mike Bengtson Tel: (512) 322-2661 Fax: (512) 322-8349	0	12,000,000
Tallgrass PXP Holdings, LLC c/o Tallgrass Energy Partners, LP 4200 W. 115th Street, Suite 350 Leawood, Kansas 66211 Attention: General Counsel Tel: (913) 928-6010 Fax: (913) 928-6011 with a copy, which shall not constitute notice, to: Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Attention: Mike Bengtson Tel: (512) 322-2661 Fax: (512) 322-8349	6,000,000	0

TOTAL	6,000,000	12,000,000